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                                                                    Exhibit 3.29


                  AMENDED AND RESTATED ARTICLES OF ASSOCIATION

                                       OF

                           LEISURE CAPITAL CORPORATION



LEISURE CAPITAL CORPORATION, A VERMONT CORPORATION, HEREBY
CERTIFIES AS FOLLOWS:

         1. The name of the Corporation is Leisure Capital Corporation. The date of filing of its original Articles of Association with the Secretary of State of the State of Vermont was November 19, 1990.

         2. The Articles of Association are hereby amended and restated with the approval of the Sole Stockholder and upon the recommendation of the Board of Directors to delete any and all reference to the Corporation's authority to issue 1,000 shares of preferred stock. No preferred stock has been issued. These Amended and Restated Articles of Association supersede the original Articles of Association and all amendments to them.

The name of the corporation shall be Leisure Capital Corporation.

The initial registered agent shall be Prentice Hall Corp.

with registered offices at 159 State Street, Montpelier, Vermont 05602.

The corporation shall be located at 5295 Town Center Road, Suite 400, Boca Raton, Florida 33486.

The operating year shall be fiscal:  March 31.

The period of duration shall be Perpetual.

Leisure Capital Corporation is a Vermont General Corporation (T. 11, Ch. 17).

The corporation is organized for the purpose of: Maintenance of intangible assets, including, but not limited to, notes and other debt obligations, and the collection and distribution of the income from such investments; to purchase, originate, hold, service, sell or otherwise deal with receivables; to purchase, hold, sell or otherwise deal with real estate, and real estate rights or interest therein; and to carry on any business or other activity which may be lawfully carried on by a corporation organized under Vermont state statutes, whether or not related to those referred to hereinabove.




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The aggregate number of shares the corporation shall have authority to issue is

                  1,000 shares common, $.01 par value

The board of directors shall have three members with the following serving as directors until their successors be elected and qualified:

/s/ Daniel C. Koscher                          5295 Town Center Road, Suite 400
----------------------------------             Boca Raton, Florida 33486
    Daniel C. Koscher

/s/ Patrick E. Rondeau                         5295 Town Center Road, Suite 400
----------------------------------             Boca Raton, Florida 33486
    Patrick E. Rondeau

/s/ Danny L. Ferguson                          5295 Town Center Road, Suite 400
----------------------------------             Boca Raton, Florida 33486
    Danny L. Ferguson